Exhibit (c)(6)

McDonald Investments

Presentation For:

PROJECT KEYSTONE

November 8, 2002

Presentation Objectives

• What should be considered in evaluating an offering price?

• Timing

• Strategy discussion

What Should Be Considered In Evaluating An Offering Price?

Keystone - Share Price/Volume Chart

As of 12:00 MST

Keystone Last 10 Trading Days

As of 12:00 MST

Control Premium Studies

• Control premium study

—  January 1, 1992 to November 5, 2002

—  All public acquisitions

—  4,158 completed transactions

Median
Control
Premium
1992	34.7%
1993	33.0%
1994	35.0%
1995	29.2%
1996	27.3%
1997	27.5%
1998	30.1%
1999	34.6%
2000	41.1%
2001	40.5%
10 Year Average	33.3%

2002 YTD	32.1%

Source: MergerStat

Control Premium Studies - Tender Offerings

• Control premium studies

—  January 1, 2002 to November 5, 2002

—  All tender offer acquisitions

	Deal Value >= $100 Million
	All Share Prices	Share Price >= $5.00
Median Control Premium	23.5%	21.7%

	Deal Value Between $100 Million And $300 Million
	All Share Prices	Share Price >= $5.00
Median Control Premium	31.5%	26.5%

Source: MergerStat

Control Premium Studies

Both >$100M and $100-$300M assume share prices above $5.00

Implied Price Per Share Range

		Low
	Price	Premium	Offer Price
Current Stock Price (1)	$15.48	21.7%	$18.84
5 Day Average (2)	$15.97	21.7%	$19.43
10 Day Average (2)	$15.62	21.7%	$19.01
30 Day Average (2)	$14.94	21.7%	$18.18
		High
	Price	Premium	Offer Price
Current Stock Price (1)	$15.48	33.3%	$20.63
5 Day Average (2)	$15.97	33.3%	$21.29
10 Day Average (2)	$15.62	33.3%	$20.82
30 Day Average (2)	$14.94	33.3%	$19.92

(1) As of 12:00 MST

(2) Averages ending 11/7/2002

Other Offer Considerations

• Offers liquidity to all public shareholders at negotiated price

• Capital gains treatment to selling shareholders

• Control premium to public shareholders

• Full value to shareholders

• Expected returns above status quo

• Family is currently taking greater risk for less reward

• Secures ownership and heritage of business

• Eliminates cost of being public

Timing

Timing

• Final decision from trust needed prior to Keystone’s Board of Directors meeting on November 11 in Fremont California

• If transaction is recommended

—  Offer letter

—  Press release

—  Present offer at November 11 Board meeting

Strategy Discussion

Strategy Discussion

• Present tender offer to Keystone’s Board of independent directors on November 11

• Negotiate tender offer and merger agreement with independent Board of Directors and Keystone’s advisors

—  Request Board response by November 26

• Launch tender offer immediately following Board approval

—  Have Board recommend transaction to shareholders

• Close transaction in January

McDonald Investments

Presentation For:

PROJECT KEYSTONE

November 8, 2002